Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

September 1, 2015

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Liberty Interactive Corporation, a Delaware corporation (“Liberty Interactive”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of Series A QVC Group common stock, par value $0.01 per share, of Liberty Interactive (the “Shares”) to be issued pursuant to the Agreement and Plan of Reorganization dated as of August 16, 2015 among Liberty Interactive, Purchaser, Ziggy Merger Sub, LLC and zulily (the “Merger Agreement”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the matter referred to above, we have examined originals, or copies certified or otherwise identified, of such corporate records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering this opinion. We have relied upon certificates of officers of Liberty Interactive and of public officials with respect to the accuracy of the factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies of original documents conform to the original documents and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded and (ii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions are consummated.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on behalf of Liberty Interactive, and upon issuance and delivery pursuant to and in accordance with the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus/offer to exchange forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.